Exhibit 99.1
ROCKVILLE FINANCIAL, INC. TO COMMENCE SECOND STEP OFFERING
Rockville, Connecticut (December 30, 2010) – Rockville Financial, Inc. (NASDAQ Global Select Stock Market: “RCKB”), the parent company of Rockville Bank, announced today that it has received regulatory approval to commence the second step reorganization and offering in accordance with the Plan of Conversion and Reorganization (the “Plan of Reorganization”) previously adopted by the Boards of Directors of Rockville Financial MHC, Inc. (the “Mutual Holding Company”), Rockville Financial, Inc. (“Existing Rockville Financial”) and Rockville Bank. Under the Plan of Reorganization, the Mutual Holding Company will reorganize from the current two-tier mutual holding company structure it adopted in 2005 to a stock holding company structure and will undertake a “second-step” offering of new shares of common stock by Rockville Financial New, Inc. (“New Rockville Financial”), the newly formed proposed holding company for Rockville Bank. Existing Rockville Financial and New Rockville Financial also announced today that the registration statement relating to the sale of common stock of New Rockville Financial has been declared effective by the Securities and Exchange Commission.
New Rockville Financial is offering for sale up to 14,950,000 shares of common stock, subject to a 15% increase up to 17,192,500 shares, in connection with the “second-step” offering. The shares of common stock being offered represent the ownership interest in Existing Rockville Financial and other assets now held by the Mutual Holding Company.
At the conclusion of the conversion and offering, the existing shares of common stock held by the public shareholders of Existing Rockville Financial will be exchanged for between 0.9693 and 1.3114 shares of New Rockville Financial, subject to a 15% increase to 1.5082 of such shares. The number of shares to be sold in the offering and issued to public shareholders in the exchange is based on an independent appraisal of the estimated pro forma market value of Existing Rockville Financial at November 12, 2010. The offering and exchange ratio ranges could change as a result of regulatory review or due to updates to the independent appraisal, reflecting, among other things, changes in market conditions before or during the offering.
After the completion of the conversion and offering, New Rockville Financial will be 100% owned by public shareholders, and Existing Rockville Financial and the Mutual Holding Company will each cease to exist. New Rockville Financial’s name will be changed to “Rockville Financial, Inc.” upon the completion of the conversion and the offering.
The completion of the conversion and offering is subject to, among other things, selling a minimum of 11,050,000 shares in the offering, the receipt of all necessary final regulatory approvals, and the receipt of the approval of the shareholders of Existing Rockville Financial as of January 4, 2011. A special meeting of Existing Rockville Financial’s shareholders is scheduled to be held on February 18, 2011.
On or about January 10, 2011, offering materials will be mailed to Rockville Bank depositors eligible to purchase shares in a subscription offering, and proxy materials will be mailed to Existing Rockville Financial’s shareholders. The subscription offering and a community offering are expected to expire at 12:00 noon, on February 11, 2011. Shares not sold in the subscription and community offerings may be sold in a syndicated community offering.
New Rockville Financial has established a Stock Information Center to handle inquiries of its depositors and shareholders with respect to the subscription and community offerings. The Stock Information Center will open on January 11, 2011. The Stock Information Center’s telephone number is (877) 860-2091. Hours of operation will be from 9:00 a.m. to 5:00 p.m., Monday through Friday, excluding bank holidays. A copy of the prospectus relating to the subscription and community offerings may be obtained by calling the Stock Information Center beginning on January 11, 2011.
Keefe, Bruyette & Woods, Inc. is assisting New Rockville Financial in selling its common stock in the subscription and community offerings on a best efforts basis. Hinckley, Allen & Snyder, LLP is serving as legal counsel to Existing Rockville Financial and New Rockville Financial.
Rockville Bank is headquartered in Rockville, Connecticut and operates through 21 1/2 banking offices located in Connecticut’s Hartford, Tolland and New London Counties.
This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the Plan of Reorganization, difficulties in selling the conversion stock or in selling the conversion stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Existing Rockville Financial and its subsidiaries are engaged.
A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription offering, an accompanying stock order form).
Existing Rockville Financial has filed a proxy statement/prospectus concerning the conversion with the SEC. Shareholders of Existing Rockville Financial are urged to read the proxy statement/prospectus because it contains important information. This release is not proxy-soliciting material. Investors are able to obtain all documents filed with the SEC by Existing Rockville Financial and New Rockville Financial free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Existing Rockville Financial and New Rockville Financial are available free of charge from the Corporate Secretary of Existing Rockville Financial at 1645 Ellington Road, South Windsor, Connecticut 06074, Attention: Judy Keppner Clark.
The directors, executive officers, and certain other members of management and employees of Rockville Financial, Inc. are participants in the solicitation of proxies in favor of the conversion from the shareholders of Existing Rockville Financial. Information about the directors and executive officers of Existing Rockville Financial is included in the proxy statement/prospectus filed with the SEC.
The shares of common stock are not savings accounts or savings deposits, may lose value, and are not insured by the Federal Deposit Insurance Corporation or any other government agency.